Exhibit 99.1

Hercules Offshore Announces Second Quarter 2014 Results
HOUSTON, July 23, 2014 -- Hercules Offshore, Inc. (Nasdaq: HERO) today reported income from continuing operations of $6.6 million, or $0.04 per diluted share, on revenue of $243.0 million for the second quarter 2014, compared to income from continuing operations of $16.6 million, or $0.10 per diluted share, on revenue of $211.5 million for the second quarter 2013. As outlined in the Reconciliation of GAAP to Non-GAAP Financial Measures, second quarter 2014 results included a pre-tax gain of $17.9 million, related to the sale of three of our cold-stacked drilling rigs, as well as a pre-tax charge of $4.8 million, related to early debt retirement and issuance costs. On an after-tax basis, these items approximated a net gain of $13.1 million, or $0.08 per diluted share. This compares to second quarter 2013 results that included a non-cash gain of $14.9 million, or $0.09 per diluted share, related to the adjustment of our former investment in Discovery Offshore S.A.

John T. Rynd, Chief Executive Officer and President of Hercules Offshore stated, "Second quarter results reflect a general slowdown in domestic drilling activity, as well as idle time on certain international rigs. The slowdown in the U.S. Gulf of Mexico has largely been driven by significant property transfers and consolidation among our customer base, which has led to disruptions in their respective drilling programs. Our latest discussions with various domestic customers suggest activity levels will rebound late this year. In the meantime, we have taken proactive measures to reduce costs, including our recent decision to postpone the regulatory survey on one of our domestic rigs until visibility improves. Dayrates remain firm in the U.S. Gulf of Mexico, as stable crude oil prices support customer economics. Our International Offshore segment was impacted by downtime, due in part to the contract termination on the Hercules 267 in Angola. Lastly, International Liftboats experienced wide fluctuations in utilization, principally due to poor weather in West Africa. Customer capital spending reductions in Nigeria has also hindered activity.

While our third quarter results will likely be impacted by the current operational challenges, conditions are expected to improve toward year end. We are also making progress on the construction of our newbuild rig, which holds a five year contract with Maersk Oil. This award demonstrates how we are able to leverage the skillset of our organization to advance the Company’s strategic initiatives of expanding our operational footprint and high-grading our fleet.”

Domestic Offshore
Revenue generated from Domestic Offshore for the second quarter 2014 increased by 10.5% to $140.4 million from $127.0 million in the second quarter 2013, driven by higher dayrates. Average revenue per rig per day increased by approximately 28.4% to $108,237 in the second quarter 2014 from $84,328 in the comparable 2013 period. Utilization declined to 79.2% in the second quarter 2014 from 88.8% in the second quarter 2013, largely as a result of the Hercules 150, Hercules 201 and Hercules 212 undergoing scheduled regulatory surveys and repairs during the period. Operating expenses of $63.5 million in the second quarter 2014 include a gain of $7.4 million from the sale of the Hercules 250 and Hercules 2002, compared to expenses of $65.6 million in the second quarter 2013. Domestic Offshore generated operating income of $57.3 million in the second quarter 2014 compared to operating income of $39.9 million in the second quarter 2013.

International Offshore
International Offshore revenue increased to $71.7 million in the second quarter 2014 from $48.8 million in the second quarter 2013, largely due to the addition of the Hercules Triumph and Hercules Resilience. The rig additions also contributed to a 35.8% increase in average revenue per rig per day to $157,637 for the second quarter 2014 from $116,079 in the second quarter 2013. Utilization fell to 62.5% in the second quarter 2014 from 78.1% in the second quarter 2013, primarily as a result of the contract termination for the Hercules 267 in Angola, downtime on the Hercules 261 to undergo its scheduled regulatory survey, and transit time between contracts on the Hercules Resilience. Operating expenses for the second quarter 2014 increased to $44.1 million from $33.7 million in the respective 2013 period, primarily due to the incremental operating cost associated with the rig additions, partially offset by a gain of $10.5 million from the sale of the Hercules 258. International Offshore recorded operating income of $6.7 million in the second quarter 2014 compared to an operating loss of $3.3 million in the prior year period.

International Liftboats
International Liftboats revenue was $30.9 million in the second quarter 2014, compared to $35.7 million in the prior year period. This revenue decline was driven by lower utilization, which averaged 61.0% during the second quarter 2014 compared to 70.5% in the same 2013 period, as budget constraints from some of our largest consumers in

Nigeria as well as weather related downtime impacted current period demand. Average revenue per liftboat per day was relatively flat at $24,162 in the second quarter 2014 compared to $24,207 in the second quarter 2013. Operating expenses during the second quarter 2014 were $19.1 million, compared to $19.6 million in the second quarter 2013. General and administrative expenses in the second quarter 2014 totaled $6.8 million and include approximately $5.3 million of bad debt expense in our West Africa region. International Liftboats recorded an operating loss of $0.7 million in the second quarter 2014 compared to operating income of $9.9 million in the second quarter 2013.

Non-GAAP
Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the adjusted income (loss) from continuing operations figures included in this release are appropriate measures of the continuing and normal operations of the Company. However, these measures should be considered in addition to, income from continuing operations, and not as a substitute for, or superior to, net income (loss), operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table that follows the financial statements. Please see the attached Reconciliation of GAAP to Non-GAAP Financial Measures for a complete description of the adjustments made to Operating Income, Income from Continuing Operations and Diluted Income per Share.

Conference Call Information
Hercules Offshore will conduct a conference call at 10:00 a.m. CDT (11:00 a.m. EDT) on July 23, 2014, to discuss its second quarter 2014 financial results. To participate in the call, dial 877-703-6103 (Domestic) or 857-244-7302 (International) and reference access code 53625660 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.herculesoffshore.com.

A replay of the conference call will be available by telephone on July 23, 2014, beginning at 2:00 p.m. CDT (3:00 p.m. EDT), through July 30, 2014. The phone number for the conference call replay is 888-286-8010 (Domestic) or 617-801-6888 (International) with access code 59712288. Additionally, the recorded conference call will be accessible through our website at http://www.herculesoffshore.com for 7 days after the conference call.

Additional Information
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 36 jackup rigs, including one rig under construction, and 24 liftboats. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world. For more information, please visit our website at http://www.herculesoffshore.com.

The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore's most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC's website at http://www.sec.gov or the Company's website at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

Contact Information:

Son P. Vann, CFA
Vice President Investor Relations and Planning
Hercules Offshore, Inc.
713-350-8508

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$191,905	$198,406
Accounts Receivable, Net	198,275	220,139
Prepaids	41,771	20,395
Current Deferred Tax Asset	10,876	10,876
Other	14,153	17,363
	456,980	467,179
Property and Equipment, Net	1,819,400	1,808,526
Other Assets, Net	26,512	25,743
	$2,302,892	$2,301,448
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$87,584	$80,018
Accrued Liabilities	65,833	81,500
Interest Payable	32,281	33,067
Insurance Notes Payable	—	9,568
Other Current Liabilities	30,431	35,735
	216,129	239,888
Long-term Debt	1,210,796	1,210,676
Deferred Income Taxes	15,394	14,452
Other Liabilities	7,012	12,732
Commitments and Contingencies
Stockholders' Equity	853,561	823,700
	$2,302,892	$2,301,448

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$242,963	$211,456	$499,697	$397,651
Costs and Expenses:
Operating Expenses	126,725	118,857	267,477	232,811
Depreciation and Amortization	43,670	37,928	83,753	72,866
General and Administrative	22,519	21,421	40,746	40,537
	192,914	178,206	391,976	346,214
Operating Income	50,049	33,250	107,721	51,437
Other Income (Expense):
Interest Expense	(26,069)	(18,040)	(48,970)	(35,135)
Loss on Extinguishment of Debt	(4,767)	—	(19,925)	—
Gain on Equity Investment	—	14,876	—	14,876
Other, Net	214	(1,511)	364	(1,315)
Income Before Income Taxes	19,427	28,575	39,190	29,863
Income Tax Benefit (Provision)	(12,781)	(12,001)	(12,628)	27,009
Income from Continuing Operations	6,646	16,574	26,562	56,872
Loss from Discontinued Operations, Net of Taxes	—	(43,953)	—	(49,089)
Net Income (Loss)	6,646	(27,379)	26,562	7,783
Loss attributable to Noncontrolling Interest	—	18	—	18
Net Income (Loss) attributable to Hercules Offshore, Inc.	$6,646	$(27,361)	$26,562	$7,801
Net Income (Loss) attributable to Hercules Offshore, Inc. Per share:
Basic:
Income from Continuing Operations	$0.04	$0.10	$0.17	$0.36
Loss from Discontinued Operations	—	(0.27)	—	(0.31)
Net Income (Loss)	$0.04	$(0.17)	$0.17	$0.05
Diluted:
Income from Continuing Operations	$0.04	$0.10	$0.16	$0.35
Loss from Discontinued Operations	—	(0.27)	—	(0.30)
Net Income (Loss)	$0.04	$(0.17)	$0.16	$0.05
Weighted Average Shares Outstanding:
Basic	160,713	159,574	160,392	159,252
Diluted	161,795	161,442	161,839	161,283

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash Flows from Operating Activities:
Net Income	$26,562	$7,801
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	83,753	83,764
Stock-Based Compensation Expense	4,771	5,169
Deferred Income Taxes	(5,213)	(20,812)
Gain on Equity Investment	—	(14,876)
Provision for Doubtful Accounts Receivable	5,088	356
(Gain) Loss on Disposal of Assets, Net	(17,003)	1,743
Asset Impairment	—	44,370
Other	4,220	3,585
Net Change in Operating Assets and Liabilities	(37,208)	(19,493)
Net Cash Provided by Operating Activities	64,970	91,607
Cash Flows from Investing Activities:
Acquisition of Assets, Net of Cash Acquired	—	(178,136)
Capital Expenditures	(100,448)	(80,699)
Insurance Proceeds Received	9,067	—
Proceeds from Sale of Assets, Net	23,717	8,797
Net Cash Used in Investing Activities	(67,664)	(250,038)
Cash Flows from Financing Activities:
Long-term Debt Borrowings	300,000	—
Redemption of 7.125% Senior Secured Notes	(300,000)	—
Redemption of 3.375% Convertible Senior Notes	—	(61,274)
Payment of Debt Issuance Costs	(3,914)	—
Other	107	1,170
Net Cash Used In Financing Activities	(3,807)	(60,104)
Net Decrease in Cash and Cash Equivalents	(6,501)	(218,535)
Cash and Cash Equivalents at Beginning of Period	198,406	259,193
Cash and Cash Equivalents at End of Period	$191,905	$40,658

HERCULES OFFSHORE, INC. AND SUBSIDIARIES SELECTED FINANCIAL AND OPERATING DATA (Dollars in thousands, except per day amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Domestic Offshore:
Number of rigs (as of end of period)	26	29	26	29
Revenue	$140,383	$126,998	$283,648	$248,113
Operating expenses	63,538	65,559	136,338	125,310
Depreciation and amortization expense	17,978	19,636	35,349	39,480
General and administrative expenses	1,584	1,902	3,132	3,467
Operating income	$57,283	$39,901	$108,829	$79,856
International Offshore:
Number of rigs (as of end of period)	10	11	10	11
Revenue	$71,725	$48,753	$152,663	$80,527
Operating expenses	44,061	33,667	91,599	65,578
Depreciation and amortization expense	19,075	12,767	35,701	22,787
General and administrative expenses	1,864	5,652	3,996	7,664
Operating income (loss)	$6,725	$(3,333)	$21,367	$(15,502)
International Liftboats:
Number of liftboats (as of end of period)	24	24	24	24
Revenue	$30,855	$35,705	$63,386	$69,011
Operating expenses	19,126	19,631	39,540	41,923
Depreciation and amortization expense	5,616	4,799	10,742	9,151
General and administrative expenses	6,826	1,338	8,253	2,848
Operating income (loss)	$(713)	$9,937	$4,851	$15,089
Total Company:
Revenue	$242,963	$211,456	$499,697	$397,651
Operating expenses	126,725	118,857	267,477	232,811
Depreciation and amortization expense	43,670	37,928	83,753	72,866
General and administrative expenses	22,519	21,421	40,746	40,537
Operating income	50,049	33,250	107,721	51,437
Interest expense	(26,069)	(18,040)	(48,970)	(35,135)
Loss on extinguishment of debt	(4,767)	—	(19,925)	—
Gain on equity investment	—	14,876	—	14,876
Other, net	214	(1,511)	364	(1,315)
Income before income taxes	19,427	28,575	39,190	29,863
Income tax benefit (provision)	(12,781)	(12,001)	(12,628)	27,009
Income from continuing operations	6,646	16,574	26,562	56,872
Loss from discontinued operations, net of taxes	—	(43,953)	—	(49,089)
Net income (loss)	6,646	(27,379)	26,562	7,783
Loss attributable to noncontrolling interest	—	18	—	18
Net income (loss) attributable to Hercules Offshore, Inc.	$6,646	$(27,361)	$26,562	$7,801

HERCULES OFFSHORE, INC. AND SUBSIDIARIES SELECTED FINANCIAL AND OPERATING DATA - (Continued) (Dollars in thousands, except per day amounts) (Unaudited)

	Three Months Ended June 30, 2014
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	1,297	1,638	79.2%	$108,237	$38,790
International Offshore	455	728	62.5%	157,637	60,523
International Liftboats	1,277	2,093	61.0%	24,162	9,138

	Three Months Ended June 30, 2013
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	1,506	1,695	88.8%	$84,328	$38,678
International Offshore	420	538	78.1%	116,079	62,578
International Liftboats	1,475	2,093	70.5%	24,207	9,379

	Six Months Ended June 30, 2014
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	2,641	3,258	81.1%	$107,402	$41,847
International Offshore	1,050	1,403	74.8%	145,393	65,288
International Liftboats	2,476	4,163	59.5%	25,600	9,498

	Six Months Ended June 30, 2013
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	3,054	3,315	92.1%	$81,242	$37,801
International Offshore	689	988	69.7%	116,875	66,374
International Liftboats	2,925	4,104	71.3%	23,594	10,215
_____________________________

(1)
Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.

(2)
Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period.

(3)
Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate.

Hercules Offshore, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)
We report our financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures we may present from time to time are operating income, net income or diluted earnings per share excluding certain charges or amounts. These adjusted income amounts are not a measure of financial performance under GAAP. Accordingly, they should not be considered as a substitute for operating income, income from continuing operations, net income, earnings per share or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2014 and 2013. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the following table:

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
Operating Income:
GAAP Operating Income	$50,049		$33,268		$107,721		$51,455
Adjustment	(17,879)	(a)	—		(17,879)	(a)	—
Non-GAAP Operating Income	$32,170		$33,268		$89,842		$51,455
Other Expense:
GAAP Other Expense	$(30,622)		$(4,675)		$(68,531)		$(21,574)
Adjustment	4,767	(b)	(14,876)	(c)	19,925	(d)	(14,876)	(c)
Non-GAAP Other Expense	$(25,855)		$(19,551)		$(48,606)		$(36,450)
Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$(12,781)		$(12,001)		$(12,628)		$27,009
Tax Adjustment	—		—		—		(37,729)	(e)
Non-GAAP Provision for Income Taxes	$(12,781)		$(12,001)		$(12,628)		$(10,720)
Income (Loss) from Continuing Operations attributable to Hercules Offshore, Inc.:
GAAP Income from Continuing Operations	$6,646		$16,592		$26,562		$56,890
Total Adjustment	(13,112)		(14,876)		2,046		(52,605)
Non-GAAP Income (Loss) from Continuing Operations	$(6,466)		$1,716		$28,608		$4,285
Diluted Earnings (Loss) per Share:
GAAP Diluted Earnings per Share	$0.04		$0.10		$0.16		$0.35
Adjustment per Share	(0.08)		(0.09)		0.02		(0.32)
Non-GAAP Diluted Earnings (Loss) per Share	$(0.04)		$0.01		$0.18		$0.03
 _____________________________

(a)	This amount represents a $17.9 million gain on the sale of three cold-stacked drilling rigs.

(b)	This amount represents a charge of $4.8 million related to retirement of the remaining portion of our 7.125% senior secured notes in April 2014.

(c)	This amount represents a non-cash gain of $14.9 million related to the adjustment of our investment in Discovery Offshore to fair market value at the date our controlling interest was obtained.

(d)	This amount represents a charge of $19.9 million related to retirement of our 7.125% senior secured notes and issuance of our 6.75% senior notes.

(e)	This amount represents a tax benefit recognized of $37.7 million related to the change in characterization of the Seahawk acquisition for tax purposes from a purchase of assets to a reorganization.